June 2021

Pricing Supplement filed pursuant to Rule 424(b)(2) dated June 30, 2021 / Registration Statement No. 333-253421

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

.
GS Finance Corp.

$5,210,000 Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023

Principal at Risk Securities

The Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities at stated maturity (January 6, 2023) is based on the performance of an equally weighted basket composed of the Class A common stock of DraftKings Inc., the common stock of Amazon.com, Inc. and the common stock of Apple Inc. as measured from the pricing date (June 30, 2021) to and including the valuation date (January 3, 2023).

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each underlying stock, of: (i) the closing value of the underlying stock on the valuation date multiplied by (ii) the applicable multiplier. The multiplier will equal, for each underlying stock, the quotient of (i) the weighting of such underlying stock (1/3 or approximately 33.33%) multiplied by 100 divided by (ii) the initial underlying stock value ($52.17 with respect to the Class A common stock of DraftKings Inc., $3,440.16 with respect to the common stock of Amazon.com, Inc. and $136.96 with respect to the common stock of Apple Inc.)

At maturity, if the final basket value is greater than or equal to the initial basket value of 100, the return on your securities will be positive and equal 27.85%. If the final basket value is less than the initial basket value, you will lose a portion of your investment.  Declines in one or more indices may offset increases in the other indices.

At maturity, for each $10 principal amount of your securities, you will receive an amount in cash equal to:

•	if the final basket value is greater than or equal to the initial basket value, the sum of (i) $10 plus (ii) the upside payment of $2.785; or
•	if the final basket value is less than the initial basket value, the product of (i) $10 times (ii) the quotient of (a) the final basket value divided by (b) the initial basket value.

The securities are for investors who seek the potential to earn a fixed return of 27.85% if the basket appreciates or does not depreciate from the initial basket value to the final basket value, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value has declined from the initial basket value.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $9.55 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see the following page.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	July 6, 2021	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.50% ($130,250.00 in total)*	Net proceeds to the issuer:	97.50% ($5,079,750.00 in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.25 for each security it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each security as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 2,990 dated June 30, 2021

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.55 per $10 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.45 per $10 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through March 30, 2022, as described below). On and after March 31, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $0.45 initial additional amount:

•     $0.20 will decline to zero on a straight-line basis from the time of pricing through March 30, 2022; and

•     $0.25 will decline to zero on a straight-line basis from July 30, 2021 through August 12, 2021.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    General terms supplement no. 2,913 dated June 17, 2021

●    Prospectus supplement dated March 22, 2021

●    Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price,” “closing value,” “index closing value” or “ETF closing price”, as applicable.

June 2021

June 2021

Registration Statement No. 333-253421

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

.
GS Finance Corp.

$5,210,000 Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023

Principal at Risk Securities

The Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities at stated maturity (January 6, 2023) is based on the performance of an equally weighted basket composed of the Class A common stock of DraftKings Inc., the common stock of Amazon.com, Inc. and the common stock of Apple Inc. as measured from the pricing date (June 30, 2021) to and including the valuation date (January 3, 2023).

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each underlying stock, of: (i) the closing value of the underlying stock on the valuation date multiplied by (ii) the applicable multiplier. The multiplier will equal, for each underlying stock, the quotient of (i) the weighting of such underlying stock (1/3 or approximately 33.33%) multiplied by 100 divided by (ii) the initial underlying stock value ($52.17 with respect to the Class A common stock of DraftKings Inc., $3,440.16 with respect to the common stock of Amazon.com, Inc. and $136.96 with respect to the common stock of Apple Inc.)

At maturity, if the final basket value is greater than or equal to the initial basket value of 100, the return on your securities will be positive and equal 27.85%. If the final basket value is less than the initial basket value, you will lose a portion of your investment.  Declines in one or more indices may offset increases in the other indices.

At maturity, for each $10 principal amount of your securities, you will receive an amount in cash equal to:

•	if the final basket value is greater than or equal to the initial basket value, the sum of (i) $10 plus (ii) the upside payment of $2.785; or
•	if the final basket value is less than the initial basket value, the product of (i) $10 times (ii) the quotient of (a) the final basket value divided by (b) the initial basket value.

The securities are for investors who seek the potential to earn a fixed return of 27.85% if the basket appreciates or does not depreciate from the initial basket value to the final basket value, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value has declined from the initial basket value.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$5,210,000
Basket:

as described more fully below, an equally weighted basket composed of the Class A common stock of DraftKings Inc. (Bloomberg symbol, “DKNG UW”), the common stock of Amazon.com, Inc. (Bloomberg symbol, “AMZN UW”) and the common stock of Apple Inc. (Bloomberg symbol, “AAPL UW”)

Pricing date:	June 30, 2021
Original issue date:	July 6, 2021
Valuation date:	January 3, 2023, subject to postponement
Stated maturity date:	January 6, 2023, subject to postponement
Stated principal amount/Original issue price:	$10 per security / 100% of the principal amount
Estimated value:	approximately $9.55 per security
Basket:	Basket component	Basket component weighting	Initial basket component value	Approximate Multiplier
	Class A common stock of DraftKings Inc.	1/3 (approximately 33.33%)	$52.17	0.638936809

June 2021

	Common stock of Amazon.com, Inc.	1/3 (approximately 33.33%)	$3,440.16	0.009689472
	Common stock of Apple Inc.	1/3 (approximately 33.33%)	$136.96	0.243380062

We refer to each of the Class A common stock of DraftKings Inc., the common stock of Amazon.com, Inc. and the common stock of Apple Inc. singularly as an underlying stock and together as the underlying stocks.

Payment at maturity:

If the final basket value is greater than or equal to the initial basket value,

$10 + the upside payment.

In no event will the payment at maturity exceed $10 plus the upside payment.

If the final basket value is less than the initial basket value,

$10 × the basket performance factor

This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Upside payment:	$2.785 per security
Initial basket value:	100
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each underlying stock times the applicable multiplier for such underlying stock on such date.
Basket component closing value:	In the case of each underlying stock, the closing value of such underlying stock.
Multiplier:

Each multiplier was set on the pricing date based on the applicable underlying stock’s respective initial basket component value so that each underlying stock represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities and will equal, for each underlying stock, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket—Multiplier” above.

Basket performance factor:	final basket value / initial basket value
CUSIP / ISIN:	36260Y864 / US36260Y8646
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F and references to the “accompanying general terms supplement no. 2,913” mean the accompanying general terms supplement no. 2,913, dated June 17, 2021, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Performance Leveraged Upside Securities

The Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 (the “securities”) can be used:

•

As an alternative to direct exposure to the basket that provides a fixed positive return of 27.85% if the basket has appreciated or has not depreciated from the initial basket value to the final basket value

•	To potentially outperform the basket with respect to moderate increases in the basket from the initial basket value to the final basket value.

However, you will not receive dividends on the underlying stocks or any interest payments on your securities.

If the final basket value is less than the initial basket value, the securities are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 18 months
Payment at maturity:

•If the final basket value is greater than or equal to the initial basket value, $10 + the upside payment. In no event will the payment at maturity exceed $10 + the upside payment.

•If the final basket value is less than the initial basket value, $10 × the basket performance factor. This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Upside payment:	$2.785 per security
Basket performance factor:	final basket value / initial basket value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Basket component weightings:

1/3 (approximately 33.33%) for the Class A common stock of DraftKings Inc., 1/3 (approximately 33.33%) for the common stock of Amazon.com, Inc. and 1/3 (approximately 33.33%) for the common stock of Apple Inc.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Interest:	None
Redemption:	None. The securities will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The securities offer a fixed positive return if the basket appreciates, or does not depreciate at all, from the initial basket value to the final basket value. At maturity, if the basket has appreciated or has not depreciated in value, investors will receive the stated principal amount of their investment plus the upside payment. However, if the basket has depreciated in value, investors will lose 1.00% for every 1.00% decline in the basket value from the pricing date to the valuation date of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors will not receive dividends on the underlying stocks or any interest payments on the securities and investors may lose their entire initial investment in the securities. Investors will not benefit from any gain in the final basket value above 100.00% of the initial basket value and if the final basket value increases by more than 127.85% of the initial basket value, the amount payable on your securities may be significantly less than if you have had invested directly in the underlying stocks. All payments on the securities are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Upside Scenario

The basket is greater than or equal to the initial basket value. In this case, you receive a full return of principal plus the upside payment of $2.785.  In no event will the payment at maturity exceed $10 plus the upside payment

Downside Scenario

The basket declines in value. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the basket from the initial basket value. For example, if the final basket value is 30.00% less than the initial basket value, the securities will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per security, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$2.785 per security
Minimum payment at maturity:	None

Securities Payoff Diagram

200%
150%
100%
50%
0%
0%
50%
100%
150%
200%
127.85%
Basket Performance
Securities Performance
Hypothetical Payment at Maturity as % of Stated Principal Amount
Hypothetical Final Basket Value as % of Initiaial Basket Value

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

How it works

▪	Upside Scenario. If the final basket value is greater than or equal to the initial basket value, investors will receive the $10 stated principal amount plus the upside payment of $2.785.
▪

An investor will receive a payment at maturity of $12.785 per security if the final basket value is greater than or equal to the initial basket value.  In no event will the payment at maturity exceed $10 plus the upside payment.

▪

Downside Scenario. If the final basket value is less than the initial basket value, investors will receive an amount that is less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the basket. Under these circumstances, the payment at maturity will be less than the stated principal amount per security. There is no minimum payment at maturity on the securities.

▪ If the basket depreciates 30.00%, investors will lose 30.00% of their principal and receive only $7.00 per security at maturity, or 70.00% of the stated principal amount.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing values of the underlying stocks on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket values and closing values of the underlying stocks that are entirely hypothetical; the basket closing value on any day throughout the life of the securities, including the final basket value on the valuation date, cannot be predicted. The underlying stocks have been highly volatile in the past — meaning that the closing values of the underlying stocks have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying stocks and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Upside payment	$2.785 per security

Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date

No change in or affecting the underlying stocks

Securities purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing values of the underlying stocks shown elsewhere in this pricing supplement. For information about the historical values of the underlying stocks during recent periods, see “The Basket and the Underlying Stocks — Historical Closing Values of the Underlying Stocks and Basket Closing Values” below. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying stocks between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying stocks.

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final basket value and the assumptions noted above.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
175.000%	127.850%
150.000%	127.850%
130.000%	127.850%
127.850%	127.850%
120.000%	127.850%
110.000%	127.850%
100.000%	127.850%
95.000%	95.000%
90.000%	90.000%
80.000%	80.000%
70.000%	70.000%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your securities at maturity would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final basket value were determined to be zero, you would lose your entire investment in the securities. In addition, if the final basket value were determined to be 175.000% of the initial basket value, the payment at maturity that we would deliver on your securities at maturity would be limited to $10 plus the upside payment, or 127.850% of each $10 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final basket value over 100.000% of the initial basket value.

The following examples illustrate the hypothetical payment at maturity for each security based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the underlying stocks, calculated based on the key terms and assumptions above. The values in Column A represent hypothetical initial basket component values for each basket component, and the values in Column B represent the hypothetical final basket component values for each of the underlying stocks. The percentages in Column C represent hypothetical final basket component values for each basket component in Column B expressed as percentages of the corresponding hypothetical initial basket component values in Column A. The amounts in Column D represent the applicable multiplier for each basket component, and the amounts in Column E represent the products of the values in Column B times the corresponding amounts in Column D. The final basket value for each example is shown beneath each example, and will equal the sum of the products shown in Column E.  The values below have been rounded for ease of analysis.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Example 1: The final basket value is greater than the initial basket value. The payment at maturity amount equals $10 plus the upside payment.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Class A Common Stock of DraftKings Inc. (approximately 33.33% weighting)	$100.00	$150.00	150.00%	0.33333333	50.00
Common Stock of Amazon.com, Inc. (approximately 33.33% weighting)	$100.00	$150.00	150.00%	0.33333333	50.00
Common Stock of Apple Inc. (approximately 33.33% weighting)	$100.00	$150.00	150.00%	0.33333333	50.00
			Final Basket Value:		150.00

In this example, the hypothetical final basket component values for all of the underlying stocks are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 150.00, the hypothetical payment at maturity for each $10 principal amount of your securities will equal $10 plus the upside payment, which equals:

$10 + $2.785 = $12.785

Example 2: The final basket value is less than the initial basket value. The cash settlement amount is less than the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Class A Common Stock of DraftKings Inc. (approximately 33.33% weighting)	$100.00	$60.00	60.00%	0.33333333	20.00
Common Stock of Amazon.com, Inc. (approximately 33.33% weighting)	$100.00	$60.00	60.00%	0.33333333	20.00
Common Stock of Apple Inc. (approximately 33.33% weighting)	$100.00	$60.00	60.00%	0.33333333	20.00

			Final Basket Value:		60.00

In this example, the hypothetical final basket component values for all of the underlying stocks are less than the applicable hypothetical initial basket component values, which results in the hypothetical final basket

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 60.00 is less than the initial basket value, the hypothetical payment at maturity for each $10 principal amount of your securities will equal $10 times the basket performance factor, which equals:

$10 x (60.00/100.00)= $6.00

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments at maturity on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket value or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing values of each underlying stock and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered securities will depend on the actual final basket value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities, if any, on the stated maturity date may be very different from the information reflected in the examples above.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 2,913. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stocks. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the payment at maturity payable for your securities on the stated maturity date exceeds the stated principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash payment on your securities, if any, on the stated maturity date will be based on the performance of a weighted basket composed of the underlying stocks as measured from the initial basket value to the basket closing value on the valuation date. If the final basket value is less than the initial basket value, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the basket value from the pricing date to the valuation date of the securities, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying stocks, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

The Return on Your Securities Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your securities will be limited because the maximum payment at maturity will be equal to $10 plus the upside payment. This will limit the payment at maturity you may receive for each of your securities, no matter how much the value of the basket may rise over the life of your securities. Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in the underlying stocks.

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The Lower Performance of One Underlying Stock May Offset an Increase in Any Other Underlying Stock

Declines in the value of one underlying stock may offset an increase in the value of any other underlying stock. As a result, any return on the basket — and thus on your securities — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your securities at maturity.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

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Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Amount Payable on Your Securities Is Not Linked to the Closing Values of the Underlying Stocks at Any Time Other than the Valuation Date

The final basket value will be based on the closing value of each of the underlying stocks on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing values of the underlying stocks dropped precipitously on the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the closing values of the underlying stocks prior to such drop in the values of the underlying stocks. Although the actual value of the underlying stocks on the stated maturity date or at other times during the life of your securities may be higher than the closing values of the underlying stocks on the valuation date, you will not benefit from the closing values of the underlying stocks at any time other than on the valuation date.

There Is Limited Hypothetical Historical Information About the Basket

The securities are linked to the performance of the basket. Because one of the underlying stocks, DraftKings Inc., has available historical data only from April 24, 2020, hypothetical historical closing values of the basket are only available beginning on April 24, 2020. Because the hypothetical historical basket values are unavailable prior to April 24, 2020, limited hypothetical historical basket value information is available for you to consider in making an informed decision with respect to the securities.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•	the market value of the basket and the underlying stocks;
•	the volatility – i.e., the frequency and magnitude of changes – in the market values of the underlying stocks;
•	the dividend rates of the underlying stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segments of which the underlying stocks are a part, and which may affect the market values of the underlying stocks;

•	interest rates and yield rates in the market;
•	the time remaining until your securities mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction.

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If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the underlying stocks based on their historical performance. The actual performance of the underlying stocks over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing values of the underlying stocks or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Values of the Underlying Stocks Change, the Market Value of Your Security May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying stocks. Changes in the value of one or more of the underlying stocks may not result in a comparable change in the market value of your securities. Even if the value of one or more of the underlying stocks increases above its initial basket component value during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

We Will Not Hold Shares of the Underlying Stocks for Your Benefit

The indenture governing your security does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the underlying stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the underlying stocks for your benefit in order to enable you to exchange your security for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the underlying stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock

Investing in your securities will not make you a holder of the underlying stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying stocks or any other rights of a holder of the underlying stocks. In addition, you will have no right to receive any shares of the underlying stocks on the stated maturity date.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the

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return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stocks or other similar securities, which may adversely impact the market for or value of your securities.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing shares of the underlying stocks and listed or over-the-counter options, futures and/or other instruments linked to the underlying stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other securities whose returns are linked to changes in the value of the underlying stocks.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the values of the underlying stocks and therefore the market value of your securities and the amount we will pay on your securities, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Risks Related to Tax

The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-26 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Basket and the Underlying Stocks

The Basket

The basket is composed of three underlying stocks with the following basket component weightings within the basket: the Class A common stock of DraftKings Inc. (approximately 33.33%), the common stock of Amazon.com, Inc. (approximately 33.33%) and the common stock of Apple Inc. (approximately 33.33%).

The Underlying Stocks

Where Information About the Underlying Stock Issuers Can Be Obtained

The underlying stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlying stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov.

Information about the underlying stock issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We Obtained the Information About the Underlying Stock Issuers From the Underlying Stock Issuers’ Public Filings

This pricing supplement relates only to your security and does not relate to the underlying stocks or other securities of the underlying stock issuers. We have derived all information about the underlying stock issuers in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying stock issuers in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying stocks — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuers could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stocks.

We or any of our affiliates may currently or from time to time engage in business with the underlying stock issuers, including making loans to or equity investments in the underlying stock issuers or providing advisory services to the underlying stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying stock issuer and, in addition, one or more of our affiliates may publish research reports about the underlying stock issuers. As an investor in a security, you should undertake such independent investigation of the underlying stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

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Historical Closing Values of the Underlying Stocks and Basket Closing Values

The respective closing values of the underlying stocks have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying stocks have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing value of any of the underlying stocks during any period shown below is not an indication that the underlying stocks are more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing values of the underlying stocks or the historical basket closing values as an indication of the future performance of the underlying stocks or the basket, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying stocks, the basket or the underlying stock stocks will result in your receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying stocks. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying stocks between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying stocks. The actual performance of each underlying stock over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing values shown below.

The tables below, except where otherwise indicated, show the high, low and period end closing values of each underlying stock for each of the four calendar quarters in 2016, 2017, 2018, 2019 and 2020 and the first two calendar quarters of 2021 (through June 30, 2021), adjusted for corporate events, if applicable. We obtained the closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Values of DraftKings Inc.

	High	Low	Period End
2020
Quarter ended June 30 (from April 24, 2020)	$43.70	$18.24	$33.26
Quarter ended September 30	$58.84	$29.50	$58.84
Quarter ended December 31	$63.78	$35.40	$46.56
2021
Quarter ended March 31	$71.98	$44.86	$61.33
Quarter ended June 30	$63.80	$40.99	$52.17

Historical Quarterly High, Low and Period End Closing Values of Amazon.com, Inc.

	High	Low	Period End
2016
Quarter ended March 31	$636.99	$482.07	$593.64
Quarter ended June 30	$728.24	$586.14	$715.62
Quarter ended September 30	$837.31	$725.68	$837.31
Quarter ended December 31	$844.36	$719.07	$749.87
2017
Quarter ended March 31	$886.54	$753.67	$886.54
Quarter ended June 30	$1,011.34	$884.67	$968.00
Quarter ended September 30	$1,052.80	$938.60	$961.35
Quarter ended December 31	$1,195.83	$957.10	$1,169.47
2018
Quarter ended March 31	$1,598.39	$1,189.01	$1,447.34

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	High	Low	Period End
Quarter ended June 30	$1,750.08	$1,371.99	$1,699.80
Quarter ended September 30	$2,039.51	$1,693.96	$2,003.00
Quarter ended December 31	$2,004.36	$1,343.96	$1,501.97
2019
Quarter ended March 31	$1,819.26	$1,500.28	$1,780.75
Quarter ended June 30	$1,962.46	$1,692.69	$1,893.63
Quarter ended September 30	$2,020.99	$1,725.45	$1,735.91
Quarter ended December 31	$1,869.80	$1,705.51	$1,847.84
2020
Quarter ended March 31	$2,170.22	$1,676.61	$1,949.72
Quarter ended June 30	$2,764.41	$1,906.59	$2,758.82
Quarter ended September 30	$3,531.45	$2,878.70	$3,148.73
Quarter ended December 31	$3,443.63	$3,004.48	$3,256.93
2021
Quarter ended March 31	$3,380.00	$2,951.95	$3,094.08
Quarter ended June 30	$3,505.44	$3,151.94	$3,440.16

Historical Quarterly High, Low and Period End Closing Values of Apple Inc.

	High	Low	Period End
2016
Quarter ended March 31	$27.39	$23.36	$27.25
Quarter ended June 30	$28.03	$22.59	$23.90
Quarter ended September 30	$28.89	$23.75	$28.26
Quarter ended December 31	$29.56	$26.43	$28.96
2017
Quarter ended March 31	$36.03	$29.01	$35.92
Quarter ended June 30	$39.03	$35.17	$36.01
Quarter ended September 30	$41.01	$35.68	$38.53
Quarter ended December 31	$44.11	$38.37	$42.31
2018
Quarter ended March 31	$45.43	$38.79	$41.95
Quarter ended June 30	$48.50	$40.58	$46.28
Quarter ended September 30	$57.09	$45.98	$56.44
Quarter ended December 31	$58.02	$36.71	$39.44
2019
Quarter ended March 31	$48.77	$35.55	$47.49
Quarter ended June 30	$52.94	$43.33	$49.48
Quarter ended September 30	$55.99	$48.34	$55.99
Quarter ended December 31	$73.41	$54.74	$73.41
2020
Quarter ended March 31	$81.80	$56.09	$63.57
Quarter ended June 30	$91.63	$60.23	$91.20
Quarter ended September 30	$134.18	$91.03	$115.81
Quarter ended December 31	$136.69	$108.77	$132.69
2021
Quarter ended March 31	$143.16	$116.36	$122.15
Quarter ended June 30	$136.96	$122.77	$136.96

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The graphs below, except where otherwise indicated, show the daily historical closing values of each underlying stock from January 1, 2016 through June 30, 2021, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing values in the graphs below from Bloomberg Financial Services, without independent verification.

According to publicly available information, DraftKings Inc. is a digital sports entertainment and gaming company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-38908. DraftKings Inc. has been listed on the Nasdaq Stock Market LLC since the completion of its initial public offering on April 24, 2020. The graph below shows the daily historical values of DraftKings Inc. from the completion of its initial public offering on April 24, 2020 through June 30, 2021.

Historical Performance of DraftKings Inc.

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According to publicly available information, Amazon.com, Inc. is an e-commerce company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 000-22513.

Historical Performance of Amazon.com, Inc.

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According to publicly available information, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36743. The daily historical closing levels for Apple Inc. in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on August 31, 2020.

Historical Performance of Apple Inc.

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GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Hypothetical Historical Closing Values of the Basket

Because the basket is a newly created basket and its value will begin to be calculated only on the pricing date, there is no actual historical information about the closing values of the basket as of the date of this pricing supplement.  Therefore, the hypothetical closing values of the basket provided in the graph below were calculated from publicly available historical closing values of each underlying stock.

The following graph is based on the hypothetical basket closing value for the period from April 24, 2020 through June 30, 2021, assuming that the hypothetical basket closing value was 100 on April 24, 2020. We derived the hypothetical basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual closing values of the underlying stocks on the relevant date. The hypothetical basket closing value has been normalized such that its hypothetical value on April 24, 2020 was 100. As noted in this pricing supplement, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the underlying stocks. The hypothetical closing levels of the basket begin at April 24, 2020 because one of the underlying stocks, DraftKings Inc. has available historical data only from April 24, 2020.

Hypothetical Historical Performance of the Basket

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of each security for U.S. federal income tax purposes that will be required under the terms of each security, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a security as a hedge or that is hedged against interest rate risks;
•	a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities is uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion herein assumes that your securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

We will not attempt to ascertain whether any underlying stock issuer would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If any underlying stock issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder. You should refer to information filed with the SEC with respect to the underlying stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if a particular underlying stock issuer is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities is uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

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GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases a security at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating each security for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect a security issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a security and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a security.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities at maturity and, notwithstanding that we do not intend to treat each security as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each security for U.S. federal income tax purposes are possible. Should an alternative characterization of each security by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-United States holders of a security should consult their tax advisors in this regard.

We will not attempt to ascertain whether any underlying stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any underlying stock issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC with respect to the underlying stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if a particular underlying stock issuer is or becomes a USRPHC.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your securities, could be collected via withholding. If these regulations were to apply to your securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying stocks during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other)

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for Non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement no. 2,913. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 2,913.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-15 of the accompanying general terms supplement no. 2,913
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination Date” on page S-15 of the accompanying general terms supplement no. 2,913
Specified currency:	U.S. dollars (“$”)
Closing value of an underlying stock:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-36 of the accompanying general terms supplement no. 2,913, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Index Stocks” on page S-27 of the accompanying general terms supplement no. 2,913

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-35 of the accompanying general terms supplement no. 2,913
Trading day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-35 of the accompanying general terms supplement no. 2,913
FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-41 of the accompanying general terms supplement no. 2,913
ERISA:	As described under “Employee Retirement Income Security Act” on page S-42 of the accompanying general terms supplement no. 2,913
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.25, or 2.50% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on July 6, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    General terms supplement no. 2,913 dated June 17, 2021

●    Prospectus supplement dated March 22, 2021

●    Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price,” “closing value,” “index closing value” or “ETF closing price”, as applicable.

June 2021

GS Finance Corp. Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023 Principal at Risk Securities

Validity of the Securities and Guarantee:

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

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We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$5,210,000

GS Finance Corp.

Jump Securities Based on the Value of a Basket of Underlying Stocks due January 6, 2023

Principal at Risk Securities

Goldman Sachs & Co. LLC

June 2021